Exhibit 12




                    THE COCA-COLA COMPANY AND SUBSIDIARIES
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In millions except ratios)

                         Nine
                        Months
                        Ended                    Year Ended December 31,
                       Sept. 30, ----------------------------------------------
                         1994      1993     1992     1991     1990     1989
                       --------  -------- -------- --------  -------- --------
EARNINGS:

 Income from
  continuing
  operations before
  income taxes and
  changes in
  accounting
  principles           $2,900    $3,185   $2,746   $2,383   $2,014   $1,764

 Fixed charges            169       213      207      222      255      326

 Less capitalized
  interest, net            (3)      (16)     (10)      (8)      (8)      (7)

 Equity income
  less than
  (in excess of)
  dividends                20       (35)     (30)     (16)     (94)     (55)
                       -------   -------- -------- -------- -------- --------

  Adjusted earnings    $3,086    $3,347   $2,913   $2,581   $2,167   $2,028
                       ========  ======== ======== ======== ======== ========


FIXED CHARGES:

 Gross interest
  incurred             $  147    $  184   $  181    $  200   $  238   $  315

 Interest portion of
  rent expense             22        29       26        22       17       11
                       -------   -------- --------  -------- -------- --------

 Total fixed charges   $  169    $  213   $  207    $  222   $  255   $  326
                       ========  ======== ========  ======== ======== ========

 Ratios of earnings
  to fixed charges       18.3      15.7     14.1      11.6      8.5      6.2
                       ========  ======== ========  ======== ======== ========


  The Company is contingently liable for guarantees of indebtedness of independent bottling companies and others (approximately $175 million at September 30, 1994). Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that the Company will be required to satisfy the guarantees.